                          AGREEMENT AND PLAN OF MERGER





                                  BY AND AMONG




                            ARROW ELECTRONICS, INC.,

                             LEAR ACQUISITION CORP.




                                       AND




                            RICHEY ELECTRONICS, INC.





                         DATED AS OF SEPTEMBER 30, 1998

                                TABLE OF CONTENTS

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                                                                            Page
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ARTICLE 1 THE MERGER........................................................   1

         1.1    Effective Time of the Merger................................   1
         1.2    Closing.....................................................   1
         1.3    Effects of the Merger.......................................   2
         1.4    Directors and Officers of the Surviving Corporation.........   2
         1.5    Further Assurances..........................................   3

ARTICLE 2 CONVERSION OF SECURITIES..........................................   3

         2.1    Conversion of Capital Stock.................................   3
         2.2    Exchange of Certificates....................................   4

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................   6

         3.1    Corporate Organization and Authority of the Company.........   6
         3.2    Capitalization..............................................   7
         3.3    No Violation; Consents and Approvals........................   8
         3.4    SEC Reports and Financial Statements of the Company.........   9
         3.5    Absence of Undisclosed Liabilities..........................  10
         3.6    Inventory...................................................  10
         3.7    Accounts Receivable.........................................  11
         3.8    Title to Property...........................................  11
         3.9    Intellectual Property.......................................  12
         3.10   Tax Matters.................................................  12
         3.11   Employee Matters............................................  14
         3.12   Labor Matters...............................................  17
         3.13   No Material Change..........................................  17
         3.14   Absence of Change or Event..................................  17
         3.15   Litigation..................................................  19
         3.16   Compliance With Law and Other Instruments...................  20
         3.17   Insurance...................................................  23
         3.18   Affiliate Interests.........................................  24
         3.19   Customers and Suppliers.....................................  24
         3.20   Absence of Questionable Payments............................  25
         3.21   Information Supplied........................................  25
         3.22   Opinion of Financial Advisor................................  25
         3.23   Vote Required...............................................  26
         3.24   Company Not an Interested Shareholder or a 30% Shareholder..  26
         3.25   Section 203 of the DGCL Not Applicable......................  26
         3.26   Disclosure..................................................  26
         3.27   The Company's Knowledge.....................................  26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND Sub..................  26

         4.1    Organization and Authority..................................  26


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
         4.2    No Violation; Consents and Approvals........................  27
         4.3    SEC Reports and Financial Statements of Parent..............  28
         4.4    Information Supplied........................................  28
         4.5    Litigation..................................................  29
         4.6    Parent's Knowledge..........................................  29

ARTICLE 5 CERTAIN COVENANTS AND AGREEMENTS OF THE COMPANY AND PARENT........  29

         5.1    Conduct of the Company's Business Prior to the Closing Date.  29
         5.2    Conduct of Business of Sub..................................  31
         5.3    Preparation of the Proxy Statement..........................  31
         5.4    Legal Conditions to Merger..................................  32
         5.5    Stockholder's Meeting.......................................  32
         5.6    Fees and Expenses...........................................  33
         5.7    Broker's and Finder's Fees..................................  34
         5.8    Takeover Statutes...........................................  34
         5.9    Access to Information and Confidentiality...................  34
         5.10   Indemnification.............................................  35
         5.11   Additional Agreements; Best Efforts.........................  36
         5.12   No Solicitation.............................................  36
         5.13   Advice of Changes; Government Filings.......................  37
         5.14   Press Releases..............................................  37
         5.15   Company Option Plans........................................  37
         5.16   Notice and Cure.............................................  38
         5.17   Canadian Subsidiary.........................................  38
         5.18   Observance of Operations of the Business....................  38
         5.19   Certain Company Employees...................................  39
         5.20   Company Bank Debt...........................................  39
         5.21   Employee Matters............................................  39

ARTICLE 6 CONDITIONS PRECEDENT..............................................  39

         6.1    Conditions to Each Party's Obligation to Effect the Merger..  39
         6.2    Conditions to Obligations of Parent and Sub.................  40
         6.3    Conditions to Obligations of the Company....................  41

ARTICLE 7 TERMINATION AND AMENDMENT.........................................  42

         7.1    Termination.................................................  42
         7.2    Effect of Termination.......................................  43
         7.3    Extension; Waiver...........................................  43
         7.4    Amendment and Modification..................................  43

ARTICLE 8 GENERAL PROVISIONS................................................  44

         8.1    Nonsurvival of Representations, Warranties and Agreements...  44
         8.2    Notices.....................................................  44
         8.3    Governing Law...............................................  45
         8.4    Interpretation..............................................  45
         8.5    Counterparts................................................  45
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
         8.6    Entire Agreement; No Third Party Beneficiaries; Rights
                 of Ownership...............................................  45
         8.7    No Remedy in Certain Circumstances..........................  46
         8.8    Severability................................................  46
         8.9    Assignment..................................................  46
         8.10   Headings....................................................  46
         8.11   Enforcement of Agreement....................................  46

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of September 30, 1998, by and among ARROW ELECTRONICS, INC., a New York corporation ("Parent"), LEAR ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and RICHEY ELECTRONICS, INC., a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the "Merger");

         WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent and Sub to enter into this Agreement each of the directors of the Company named on Exhibit A hereto has on the date hereof granted to Parent an irrevocable proxy to vote the shares of the common stock, par value $.001 per share, of the Company (the "Company Common Stock") owned by such person to approve the Merger; and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                   THE MERGER

         1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the office of the Secretary of State of the State of Delaware, for filing and thereafter recorded, as provided in the Delaware General Corporation Law (the "DGCL"), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

         1.2 Closing. The closing of the Merger (the "Closing") will take place at the offices of Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York, at

10:00 A.M. (local time) on a date to be specified by Parent and the Company, which shall be no later than the third business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article 6 (other than Sections 6.2(a)(i) and 6.3(a)(i) and the delivery of the officer's certificates referred to in Sections 6.2(a) and 6.3(a)) (the "Closing Date") or at such other place, time and date as may be agreed upon in writing by Parent and the Company. At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered hereunder.

         1.3 Effects of the Merger. (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation as provided in such Certificate of Incorporation shall be "Richey Electronics, Inc." and (iii) the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

                  (b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers, immunities and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

         1.4 Directors and Officers of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

         1.5 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may be reasonably requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                   ARTICLE 2

                            CONVERSION OF SECURITIES

         2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of Company Common Stock or capital stock of Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of the Company Common Stock that are owned by the Company as treasury stock and any shares of the Company Common Stock owned by Parent, Sub or any wholly owned Subsidiary of the Company or Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Common Stock, par value $1.00 per share, of Parent (the "Parent Common Stock" ), if any, owned by the Company shall remain unaffected by the Merger. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                  (c) Merger Consideration for the Company Common Stock. Each issued and outstanding share of the Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and other than Dissenting Shares as defined in Section 2.1(e)) shall be converted into the right to receive $10.50 in cash (the "Merger Consideration"). All such shares of the Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                  (d) Simmonds Warrant. The Holder (as defined in the Warrant to Purchase Common Stock of Richey Electronics, Inc., dated June 13, 1997 (the "Simmonds Warrant")) shall be entitled to receive the aggregate Merger Consideration with respect to the number of shares of Company Common Stock that the Holder shall be deemed to have received pursuant to Article VI of the Simmonds Warrant. Promptly after surrender of the Simmonds Warrant to Parent, the Holder shall receive in exchange therefor a check in the amount equal to the Merger Consideration which the Holder has the right to receive pursuant to this Section 2.1(d). In no event shall the Holder be entitled to receive interest on any such funds.

                  (e) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.1(c).

                  (ii) The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

         2.2      Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, Parent shall make available to the Surviving Corporation for deposit with a bank or trust company designated by Parent (and reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration (such cash, together with earnings thereon, being hereinafter referred to as the "Exchange Fund") in each case issuable pursuant to Section 2.1 in exchange for outstanding shares of the Company Common Stock.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Sub, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, a check for the appropriate amount of cash may be issued to a transferee if the Certificate representing the Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

                  (c) No Further Ownership Rights in the Company Common Stock. The Merger Consideration paid upon the surrender for exchange of shares of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for the Merger Consideration.

                  (e) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of the Company Common Stock for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Sub as follows:

         3.1      Corporate Organization and Authority of the Company.

                  (a) Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and, is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned, leased or operated by it requires it to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not be reasonably likely to result in a Company Material Adverse Effect (as defined below). The Company's Disclosure Memorandum furnished to Parent on the date hereof (the "Disclosure Memorandum") with specific reference to this Section sets forth (A) the name and jurisdiction of incorporation of each Subsidiary of the Company, (B) its authorized capital stock, (C) the number of issued and outstanding shares of capital stock and (D) the record owners of such shares. Except for interests in the Subsidiaries of the Company and as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than (i) non-controlling investments in the ordinary course of business, (ii) any such interest received in the ordinary course of business as a settlement of indebtedness, (iii) corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (iv) other investments of less than $25,000). The Company has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company and its Subsidiaries (or other comparable charter documents), as currently in effect. For the purposes of this Agreement, "Company Material Adverse Effect" shall mean a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operation, business or business prospects of the Company and its Subsidiaries, if any, taken as a whole. For purposes of this Agreement, a Company Material Adverse Effect shall not include a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operation, business or business prospects of the Company as a result of (i) the transactions contemplated hereby or the public announcement hereof, or (ii) changes in the conditions or prospects of the Company and its Subsidiaries taken as a whole which are consistent with general economic conditions or general changes affecting the electronic component distribution or electronics assembly industries, or (iii) any matter disclosed in the Company SEC Documents (as defined in Section 3.4) or in the Disclosure Memorandum.

         (b) The Company has full corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of the Company in accordance with the applicable provisions of the DGCL (the "Company Stockholders' Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been duly executed and delivered by the Company, and (assuming due execution and delivery by Parent and Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy.

         3.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of the Company Common Stock and 10,000 shares of Preferred Stock, par value $0.001 per share ("Company Preferred Stock"). As of the date hereof, 9,146,113 shares of the Company Common Stock are issued and outstanding, and 1,300,000 shares of the Company Common Stock are reserved for issuance in the aggregate pursuant to the Company's Amended and Restated 1992 Stock Option Plan (the "Company Option Plan"), no more than 3,947,256 shares of the Company Common Stock are reserved for issuance under the Indenture by and between the Company and First Trust, of California, National Association, as Trustee dated February 15, 1996 (the "Indenture") and 200,000 shares of the Company Common Stock are reserved for issuance pursuant to the Simmonds Warrant. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. All such issued and outstanding shares of the Company Common Stock have been, and any shares of the Company Common Stock which may be issued pursuant to the Company Option Plans, the Indenture and the Simmonds Warrant will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, there are no (a) outstanding options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such option or (b) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, and except for (i) the rights created pursuant to this Agreement, (ii) the rights outstanding on the date hereof created pursuant to the Company Option Plan, the Indenture or the Simmonds Warrant and (iii) the issued and outstanding shares of the Company Common Stock set forth herein, as of the date hereof, there are no (x) outstanding shares of capital stock, or any notes, bonds, debentures or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) ("Voting Debt"), of the Company, (y) outstanding options, warrants, calls, subscriptions or other rights of any kind to acquire, or agreements or commitments in effect to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound obligating the Company or any Subsidiary to issue or sell, or cause to be issued or sold, any additional shares of capital stock or any Voting Debt of the Company or any Subsidiary, or granting any rights to obtain any benefit measured by the value of the Company's capital stock (including without limitation, stock appreciation rights granted under the Company's 1993 Stock Appreciation Rights Plan (the "Company Stock Appreciation Rights Plan")) or (z) outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or Voting Debt. Except pursuant to the preceding sentence, neither the Company nor any of its Subsidiaries is committed to issue any such option, warrant, call, subscription, right or security, and after the Effective Time, there will be no such option, warrant, call, subscription, right, agreement, commitment or security. There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company's or any of its Subsidiary's capital stock or Voting Debt (including, without limitation, any redemption by the Company thereof) (A) between or among the Company, any Subsidiary of the Company and any of its stockholders and

(B) to the Company's knowledge, between or among any of the Company's stockholders, except for the proxies set forth on Exhibit A.

         3.3 No Violation; Consents and Approvals. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, neither the Company nor its Subsidiaries or any of their respective properties or assets are subject to or bound by any provision of:

                  (a) to the Company's knowledge, any law, statute, rule, regulation, ordinance or judicial or administrative decision;

                  (b) any articles or certificate of incorporation, bylaws, or similar organizational document;

                  (c) any (i) credit or loan agreement, mortgage, deed of trust, note, bond, indenture, license, concession, franchise, permit, trust, custodianship, other restriction, (ii) instrument, lease, obligation, contract or agreement (including, without limitation, any plan, fund or arrangement contemplated by Section 3.11(a)) or (iii) instruments, obligations, contracts or agreements (including, without limitation, plans, funds or arrangements contemplated by Section 3.11(a)), other than those which do not involve the payment or receipt by the Company or its Subsidiaries of an amount in excess of $250,000, individually or $500,000 in the aggregate; or

                  (d) any judgment, order, writ, injunction or decree;

that would impair, prohibit or prevent, or would be violated or breached by, or would result in the creation of any pledges, liens, charges, encumbrances, easements, defects, security interests, claims, options and restrictions of every kind ("Encumbrance") as a result of, or under which there would be a material default (with or without notice or lapse of time, or both) or right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit as a result of, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, except where, (i) as of the date hereof such event or occurrence is not reasonably likely to result in losses, liabilities, costs or expenses (including but not limited to attorneys fees and expenses), damage or decline in value to the business, condition or properties of the Company and its Subsidiaries, taken as a whole, or to Parent (collectively, "Losses") in excess of $250,000 individually or $500,000 in the aggregate, or (ii) between the date hereof and the Closing Date would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the merger, consolidation or amalgamation of the Surviving Corporation or any or all of its Subsidiaries with or into Parent or its affiliates or, the transfer of any or all of the assets of the Surviving Corporation or any of its Subsidiaries to Parent or its affiliates will not, with or without the giving of notice or the passage of time or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance, under any provision of any material mortgage, deed of trust, lease, license, or agreement (including any debt instrument) to which the Company, or any of its Subsidiaries is a party or by which any of them may be bound or affected. Except as disclosed in the Disclosure Memorandum with specific reference to this Section and other than (i) the filing of the Certificate of Merger as provided in Section 1.1, (ii) the filing with the Securities and Exchange Commission (the "SEC") and Nasdaq of the Proxy Statement (as defined in Section 3.21), (iii) such consents, orders, approvals, authorizations, registrations, declarations and filings as may be required under the Investment Canada Act and the Competition Act (Canada) and applicable state securities laws and the securities laws of any foreign country,
(iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (v) such local consents, orders, approvals, authorizations, registrations, declarations and filings which, if not obtained or made, (x) as of the date hereof would not reasonably be likely to result in Losses in excess of $250,000 individually or $500,000 in the aggregate, or (y) between the date hereof and the Closing Date would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and that would not impair, prohibit or prevent the consummation of the transactions contemplated hereby, no consent, order, approval or authorization of, or declaration, notice, registration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity" ), individual, corporation, partnership, trust or unincorporated organization (together with Governmental Entities, each a "Person") is required by or with respect to the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

         3.4 SEC Reports and Financial Statements of the Company. The Company and its Subsidiaries have filed with the SEC, and have made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by the Company and its Subsidiaries since January 1, 1993 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). The Company has heretofore provided to Parent true and complete copies of the interim financial statements for the eight (8) months ending August 28, 1998 (the "Management Accounts"). Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to customary year-end audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in the Disclosure

Memorandum with specific reference to this Section, the Management Accounts are the only Management Accounts of the Company prepared by the Company with respect to the periods covered thereby and have been prepared in the ordinary course of business from the books and records of the Company and its Subsidiaries in accordance with GAAP, consistently applied and maintained throughout the period indicated. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the financial statements of the Company for all relevant periods covered thereby.

         3.5 Absence of Undisclosed Liabilities. Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, or as disclosed in the Form 10-Q for the quarterly period ended July 3, 1998, or as disclosed in the Disclosure Memorandum with specific reference to this Section, as of July 3, 1998, neither the Company nor its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto) as of such date. Since July 3, 1998, neither the Company nor any of its Subsidiaries have incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, not in the ordinary course of business or which, individually or in the aggregate, would be reasonably likely to result in a Company Material Adverse Effect.

         3.6 Inventory. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the inventories of the Company disclosed in the Company SEC Documents as of July 3, 1998 and in any subsequently filed Company SEC Documents are stated consistently with the audited consolidated financial statements of the Company and its consolidated subsidiaries, such presentation appropriately reflects current Company practice which is supported historically by cost reductions received from vendors and is appropriate based upon the relationship with the Company's vendors, and due provision was made to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, since July 3, 1998, due provision was made on the books of the Company and its Subsidiaries in the ordinary course of business consistent with past Company practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. Except as set forth in the Disclosure Memorandum with specific reference to this Section, to the extent that any items of inventory intended to be sold to the military are, in order to meet military or similar specifications, required to be accompanied by (or the seller thereof is required to maintain) traceability, testing or other documentation, all such documentation has been so maintained and is in the possession of the Company or its Subsidiaries at one of their respective offices.

         3.7 Accounts Receivable. The accounts receivable disclosed in the Company SEC Documents as of July 3, 1998, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed Company SEC Documents, or as accrued on the books of the Company in the ordinary course of business consistent with past practices in accordance with GAAP since the last filed Company SEC Documents, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discounts, and the amount carried for doubtful accounts and allowances disclosed in each of such Company SEC Documents or accrued on such books is sufficient to provide for any losses which may be sustained on realization of the receivables.

         3.8      Title to Property.

                  (a) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company and its Subsidiaries have good and valid title to all of their respective properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances securing indebtedness that is not, in the aggregate, greater than $250,000. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company and its Subsidiaries own, have leasehold interests in or contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of the business of, the Company and its Subsidiaries taken as a whole.

                  (b) The machinery, tools, equipment and other tangible physical assets of the Company and its Subsidiaries (other than items of inventory) are in good working order, except for normal wear and tear, and are in an operating condition sufficient to conduct the business of the Company and its Subsidiaries taken as a whole as now being conducted.

                  (c) Neither the Company nor any of its Subsidiaries owns any real estate. The Disclosure Memorandum sets forth with specific reference to this Section each and every parcel of real property or interest in real estate, held under a lease or used by, or necessary for the conduct of the business of, the Company and its Subsidiaries taken as a whole (the "Real Property").

                  (d) Except as disclosed in the Disclosure Memorandum with specific reference to Section 3.8(d), the Company or a Subsidiary:

         (i) is in peaceful and undisturbed possession of the Real Property under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

         (ii) has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes.

                  (e) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, all of the buildings, structures, improvements and fixtures used by or useful in the business of the Company, owned or leased by the Company, are in a good state of repair, maintenance and operating condition and, except as so disclosed and, except for normal wear and tear, there are no defects with respect thereto which would materially impair the day-to-day use of any such buildings, structures, improvements or fixtures or which would subject the Company to material liability under applicable law.

         3.9 Intellectual Property. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, to the Company's knowledge the Company or a Subsidiary owns or has valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its Subsidiaries taken as a whole as currently conducted or as contemplated to be conducted and to the Company's knowledge there is no assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, to the Company's knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would be reasonably likely to result in a Company Material Adverse Effect. Except as disclosed in the Disclosure Memorandum with specific reference to this Section and to the Company's knowledge, there are no infringements of any proprietary rights owned by the Company or a Subsidiary which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

         3.10 Tax Matters. Except as set forth in the Disclosure Memorandum with specific reference to this Section or as would not be reasonably likely to have a Company Material Adverse Effect:

                  (a) The Company (or any predecessor) and any consolidated, combined, unitary, affiliated or aggregate group for Tax purposes of which the Company (or any predecessor) is or has been a member (a "Consolidated Group") has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown to be due on any Tax Return and has provided adequate reserves in its financial statements for any Taxes that are due and have not been paid, whether or not shown as being due on any Tax Returns. All Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid or accrued. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. Except as disclosed to Parent in the event of changes in circumstances between the date hereof and the Closing Date which have occurred in the ordinary course of business and, individually or in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect (i) no material claim for unpaid Taxes that are due and payable has become a lien against the property of the Company or is being asserted against the Company, (ii) no audit of any Tax Return of the Company is being conducted by a Tax authority, and (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, similar assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

                  (b) To the Company's knowledge, each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) There is no dispute or claim concerning any Taxes of any of the Company and its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the Company directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based upon personal contact with any agent of the taxing authority. The Disclosure Memorandum with specific reference to this Section lists, or other information provided to Parent within twenty (20) days after the date hereof will list, all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after December 31, 1990, indicates, or will indicate, those Tax Returns that have been audited, and indicates, or will indicate, those Tax Returns that currently are the subject of audit. The Company has made available to Parent complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since January 1, 1991.

                  (d) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) None of the Company and its Subsidiaries has filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended ("Code") concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that by reason of the transactions contemplated hereby obligate it to make any payments that will not be deductible under Code
Section 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial under statement of federal income tax within the meaning of Code Section 6662. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (i) has been a member of an Affiliated Group (as defined in Code Section 1504) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Losses for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (f) The information with respect to the Company and each of its Subsidiaries that has been, or prior to Closing will be, provided to Parent setting forth (i) the tax basis for the United States and Canadian income tax purposes of the Company or any Subsidiary in its assets; (ii) the basis of the stockholder(s) of the Subsidiary in its stock; (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary; and (iv) the amount of any deferred gain or loss allocable to the Company or any Subsidiary arising out of any intercompany transaction is materially correct.

                  (g)      The unpaid Taxes of the Company and its Subsidiaries
(i) did not, as of July 3, 1998, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the July 3, 1998 balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

         3.11 Employee Matters.(a) With respect to each Benefit Plan, the Company has made available to Parent a true and correct copy of (i) the most recent annual report (Form 5500 and Schedules thereto) filed with the Internal Revenue Service, (ii) such Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and any predecessor plans referred to therein, service provider agreements, insurance contracts, and agreements with investment managers, including all amendments thereto (iv) current summary plan descriptions of each Benefit Plan subject to ERISA and any similar descriptions of all other Benefit Plans, (v) the most recent determination of the IRS with respect to the qualified status of each Benefit Plan that is intended to qualify under Section 401(a) of the Code (a "Qualified Plan"), and (vi) the most recent accountings with respect to any Benefit Plan funded through a trust.

                  (b) Neither the Company nor any of its Subsidiaries maintains or is obligated to provide benefits under any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended ("COBRA").

                  (c) Neither the Company, its Subsidiaries nor any ERISA Affiliate has at any time contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA.

                  (d) Neither the Company nor any of its Subsidiaries or any ERISA Affiliate or any predecessor thereof maintains, has maintained at any time during the five-year period preceding the date of this Agreement, or is obligated to provide benefits under any pension plan subject to Part 3 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA.

                  (e) No rights have been granted to any person under the Company Stock Appreciation Rights Plan.

                  (f) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, each Benefit Plan covers only employees and directors who are employed by, or a director of, the Company or a Subsidiary (or former employees, directors or beneficiaries with respect to service with the Company or a Subsidiary), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

                  (g) Each of the Benefit Plans is, and its administration is and has been since inception, in all material respects in compliance with, and neither the Company nor any Subsidiary has received any claim or notice that any such Benefit Plan is not in compliance with, all applicable laws, regulations, orders, and prohibited transactions exemptions, including the requirements of ERISA, the Code, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964. Each Qualified Plan is qualified under Section 401(a) of the Code, and, if applicable, complies with the requirements of Section 401(k) of the Code. Each Benefit Plan which is intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other tax benefits complies with the requirements of the applicable provisions of the Code or other laws required in order to provide such tax benefits.

                  (h) No event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with any Benefit Plan, under which the Company or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under
Section 409 of ERISA, Section 502(l) of ERISA, Title IV of ERISA or Section 4975 of the Code.

                  (i) No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

                  (j) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances, other than as disclosed in the Disclosure Memorandum with specific reference to this Section, in connection with which the Company or any of its Subsidiaries could be subject to any liability that, (i) as of the date hereof is reasonably likely to result in Losses in excess of $250,000 individually or $750,000 in the aggregate, or (ii) between the date hereof and the Closing Date would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law. Neither the Company nor any of its Subsidiaries has scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to employees or requested or demanded by employees under circumstances which make it reasonable to expect that such increases will be granted.

                  (k) Except as set forth in the Disclosure Memorandum with specific reference to this Section, with respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued in accordance with GAAP and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the consolidated financial statements of the Company and its consolidated subsidiaries, which obligations, (i) as of the date hereof could result in Losses in excess of $250,000 individually or $750,000 in the aggregate, or (ii) between the date hereof and the Closing Date would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

                  (l) Except as set forth in the Disclosure Memorandum with specific reference to this Section, and except as described in Sections 5.15 and
3.18 hereof, neither the Company nor any Subsidiary is a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice, (ii) agreement with any director, executive officer or key employee of the Company or any Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement with respect to any executive officer of the Company or any Subsidiary providing any term of employment or compensation guarantee extending for a period longer than one year, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (m)      The following terms shall be defined as follows:

                           "Benefit Plan" means any of the following established
by the Company or any of its Subsidiaries, or any ERISA Affiliate of any of the foregoing, existing at the Closing Date or prior thereto, to which the Company or any of its Subsidiaries contributes or has contributed, or under which any employee, former employee or director of the Company or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights: any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock appreciation rights, stock purchase, stock option, phantom stock, retirement, vacation, severance, layoff, change of control, disability, sick leave, death benefit, hospitalization, day or dependent care, cafeteria, worker compensation or other employee-related insurance or other plan, arrangement or understanding, whether or not legally binding, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                           "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

                           "ERISA Affiliate" means any person who is in the same
controlled group of corporations or who is under common control with the Company or, before the Closing, the Company or any of its Subsidiaries within the meaning of Section 414 of the Code.

         3.12 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor union, confederation or association and there are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union, confederation or association. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Disclosure Memorandum with specific reference to this Section, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees and, to the knowledge of the Company, there are no material organizational efforts presently being made involving Subsidiaries. Since January 1, 1991, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries. During that period, the Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining. Except as set forth in the Disclosure Memorandum with specific reference to this Section, there is no present or former employee, manager or director of the Company or any of its Subsidiaries who has made any claim since January 1, 1998 against the Company or any of its Subsidiaries (whether under law, any employment agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement; or (iv) termination of employment, and to the Company's knowledge, there is no basis for any such claim.

         3.13 No Material Change. Except as set forth in the Disclosure Memorandum with specific reference to this Section, since July 3, 1998, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

         3.14 Absence of Change or Event. Except as contemplated by this Agreement or as disclosed in the Disclosure Memorandum with specific reference to this Section, since July 3, 1998, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and have not:

                           (a) amended or proposed to amend their respective
certificates or articles of incorporation or bylaws (or other comparable corporate charter documents);

                           (b) incurred any obligation or liability, absolute,
accrued, contingent or otherwise, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

                           (c) mortgaged, pledged or subjected to lien,
restriction or any other Encumbrance any of their respective properties, businesses or assets, tangible or intangible, of the Company or its Subsidiaries, except for liens arising in the ordinary course of business and consistent with prior practice to secure debt incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such liens, provided that (i) the principal amount of any debt secured by such lien does not exceed 100% of such purchase price or cost, (ii) such lien does not extend to or cover any other property other than such item of property and any improvements on such item and (iii) the incurrence of such debt was in the ordinary course of business and consistent with prior practice;

                           (d) except in the ordinary course of business and
consistent with prior practice, sold, transferred, leased or loaned to others or otherwise disposed of any of their respective assets (or committed to do any of the foregoing), including the payment of any loans owed to any affiliate, except for inventory sold to customers or returned to vendors in the ordinary course of business and consistent with prior practice, or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value;

                           (e) suffered any damage, destruction or loss (whether
or not covered by insurance) which, (i) as of the date hereof, is reasonably likely to result in Losses in excess of $500,000 in the aggregate, or, (ii) from the date hereof until the Closing Date, would, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect;

                           (f) made or committed to make any capital
expenditures or capital additions or betterments in excess of $1,000,000 in the aggregate;

                           (g) encountered any labor union organizing activity,
had any actual or threatened employee strikes, or any work stoppages, slow-downs or lock-outs related to any labor union organizing activity or any actual or threatened employee strikes;

                           (h) instituted any litigation, action or proceeding
before any court, governmental body or arbitration tribunal relating to it or its property, except for litigation, actions or proceedings instituted in the ordinary course of business and consistent with prior practice;

                           (i) split, combined or reclassified any of their
respective capital stock, or declared or paid any dividend or made any other payment or distribution in respect of their respective capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of their respective capital stock;

                           (j) acquired, or agreed to acquire, by merging or
consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired, or agreed to acquire, any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except for purchases of inventory in the ordinary course of business and consistent with prior practice;

                           (k) increased, or agreed or promised to increase, the
compensation of any officer, employee or agent of the Company or any Subsidiary, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the ordinary course of business and consistent with prior practice;

                           (l) except in the ordinary course of business and
consistent with prior practice, increased promotional or advertising expenditures or otherwise changed their respective policies or practices with respect thereto;

                           (m) except to the extent required by applicable law,
permitted any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt contingency or other reserve for accounting, financial reporting or tax purposes;

                           (n) made or changed any material election concerning
Taxes or Tax Returns, changed an annual accounting period or adopted or changed any accounting method;

                           (o) except in the ordinary course of business and
consistent with prior practice, filed any amended Tax Return or extended the applicable statute of limitations for any taxable period, entered into any closing agreement with respect to Taxes, settled or compromised any material Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, or contract, or, except to the extent promptly disclosed to Parent upon the receipt thereof, received notification of an examination, audit or pending assessment with respect to Taxes; or

                           (p) entered into a contract to do or engage in any of
the foregoing after the date hereof.

         3.15 Litigation. Except as disclosed in the Disclosure Memorandum with specific reference to this Section or in the Company SEC Documents filed prior to the date hereof, there is no (i) outstanding consent, order, judgment, writ, injunction, award or decree of any Governmental Entity or arbitration tribunal against or involving the Company or any of its Subsidiaries or any of their respective properties or assets, (ii) action, suit, claim, counterclaim, litigation, arbitration, dispute or proceeding pending or, to the Company's knowledge, threatened against or involving the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) to the Company's knowledge, investigation or audit pending or threatened against or relating to the Company or any of its Subsidiaries or any of their respective properties or assets or any of its officers or directors (in their capacities as such) (collectively, "Proceedings") which, (x) as of the date hereof is reasonably likely to result in Losses in excess of $500,000 in the aggregate, or
(y) between the date hereof and the Closing Date would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, or would impair, prohibit or prevent the consummation of the transactions contemplated hereby. To the Company's knowledge, there are no existing facts or circumstances which could form a basis for any Proceeding which, if commenced, would be reasonably likely to result in a Company Material Adverse Effect, or would impair, prohibit or prevent the consummation of the transactions contemplated hereby.

         3.16 Compliance With Law and Other Instruments. (a) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the Company and its Subsidiaries and their respective properties, assets, operations and activities, have complied and are in compliance in all respects with all applicable federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees including, without limitation, health and safety statutes and regulations and all Environmental Laws (as defined herein), including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except, with respect to laws, rules, regulations, ordinances, orders, judgments and decrees other than those relating to Environmental Laws, the Foreign Corrupt Practices Act and applicable criminal statutes, where the failure to have complied or be in compliance is not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect, or that would impair, prohibit or prevent the consummation of the transactions contemplated hereby. Neither the Company nor any Subsidiary is in violation of or in default under any terms or provisions of
(i) their respective articles or certificates of incorporation, bylaws or similar organizational documents, (ii) any credit or loan agreement, mortgage or security agreement, deed of trust, note, bond or indenture, or (iii) any other instrument, obligation, contract or agreement to which it is subject or by which it is bound, except, in the case of clauses (ii) and (iii), for violations or defaults which are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

                  (b) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, (i) the Company and its Subsidiaries have obtained all Permits that are (A) required under all federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees, including, without limitation, the Environmental Laws, for the ownership, construction, use and operation of each property, facility or location owned, operated or leased by the Company or any Subsidiary (the "Property") or (B) otherwise necessary in the conduct of the business of the Company, except for failures to obtain Permits (other than those that would result in the imposition of criminal sanctions) which are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect and (ii) all such Permits are in effect, no appeal nor any other action is pending to revoke any such Permit, and the Company and its Subsidiaries are in full compliance with all terms and conditions of all such Permits, except for failures to be in compliance which are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

                  (c) The Company has heretofore delivered to Parent true and complete copies of all environmental studies in the Company's possession relating to the Property or any other property or facility previously owned, operated or leased by the Company or any Subsidiary.

                  (d) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending relating to the Company, any Subsidiary or the Property (or any other property or facility formerly owned, operated or leased by the Company or any Subsidiary) or, to the Company's knowledge, threatened relating to the Company, any Subsidiary or the Property (or any other such property of facility) and relating in any way to the Environmental Laws or any regulation, code, plan, Permits, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except for such actions, suits, demands, claims, hearings, notices of violation, proceedings, notices or demand letters which are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

                  (e) Neither the Company nor any Subsidiary or any other Person has, Released (as defined herein), placed, stored, buried or dumped any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, on, beneath, or adjacent to the Property (or any other property or facility formerly owned, operated or leased by the Company or any Subsidiary) except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company and its Subsidiaries (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the environment), except where such Releases, placement, storage, burial or dumping of Hazardous Substances, Oils, Pollutants or Contaminants are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

                  (f) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, no Release or Cleanup occurred at the Property (or any other property or facility formerly owned, operated or leased by the Company or any Subsidiary) which could result in the assertion or creation of a lien on the Property by any Governmental Entity with respect thereto, nor has any such assertion of a lien been made by any Governmental Entity with respect thereto, except for such Releases, Cleanups or assertions of liens which are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

                  (g) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, no employee of the Company or any Subsidiary in the course of his or her employment with the Company or any Subsidiary has been exposed to any Hazardous Substances, Oils, Pollutants or Contaminants or any other substance, generated, produced or used by the Company or any Subsidiary which could give rise to any claim against the Company or any Subsidiary, except for such claims which are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

                  (h) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, neither the Company nor any Subsidiary has received any notice or order from any Governmental Entity or private or public entity advising it that the Company or any Subsidiary is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or any other waste or substance, and neither the Company nor any Subsidiary has entered into any agreements concerning such Cleanup, nor is the Company or any Subsidiary aware of any facts which might reasonably give rise to such notice, order or agreement, except for such notices, orders or agreements which are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

                  (i) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, and except for such items which are not reasonably likely to result in a Company Material Adverse Effect, the Property does not contain any: (i) underground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process wastewater or any Hazardous Substances, Oils, Pollutants or Contaminants have been disposed.

                  (j) Except as disclosed in the Disclosure Memorandum with specific reference to this Section, with regard to the Company, its Subsidiaries and the Property (or any other property or facility formerly owned, operated or leased by the Company or any Subsidiary), and except where the following are not reasonably likely to result in a Company Material Adverse Effect, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability under the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment by the Company, any Subsidiary or a present or former facility of the Company or any Subsidiary taken as a whole, of any Hazardous Substances, Oils, Pollutants or Contaminants.

                  (k) Except as disclosed in the Disclosure Memorandum with specific reference to this section, neither the Company nor any Subsidiary has entered into any agreement that may require it to pay to, reimburse, guaranty, pledge, defend, indemnify or hold harmless any person for or against Environmental Liabilities and Costs.

                  (l)      The following terms shall be defined as follows:

                  "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

                  "Environmental Laws" means all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants.

                  "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct Cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, involving the Release or threatened Release of Hazardous Substances, Oils, Pollutants or Contaminants into the environment, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by the Company or any Subsidiary, including, without limitation, any of the foregoing incurred in connection with the conduct of any Cleanup.

            "Hazardous Substances, Oils, Pollutants or Contaminants" means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. sec. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

            "Release" means, when used as a noun, any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property, and when used as a verb, the occurrence of any Release.

      3.17 Insurance. Except as disclosed in the Disclosure Memorandum with specific reference to this Section, the insurance policies in force with respect to the business and properties of the Company and its Subsidiaries are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for material compliance with all requirements of law and all agreements to which the Company or any Subsidiary is a party; are valid, outstanding and enforceable policies; and provide adequate insurance coverage for the assets and operations of the Company and its Subsidiaries. Such insurance policies are placed with financially sound and reputable insurers and, in light of the respective business, operations and assets and properties of the Company and its Subsidiaries, are in amounts and have coverages that are reasonable and customary for persons engaged in such businesses and operations and having such assets and properties. Neither the Company nor any Subsidiary or the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

      3.18 Affiliate Interests. (a) Except as disclosed by the Company SEC Documents and except for services provided by the directors and executive officers of the Company and its Subsidiaries in their capacities as such and the compensation paid therefor, the Disclosure Memorandum with specific reference to this Section, sets forth all amounts paid (or deemed for accounting purposes to have been paid) and services provided by the Company and its Subsidiaries to, or received by the Company and its Subsidiaries from, any affiliate of the Company or any Subsidiary since December 31, 1993 and all such amounts currently owed by the Company or any Subsidiary to, or to the Company or any Subsidiary by, any affiliate of the Company or any Subsidiary. For purposes of this Agreement, the term "affiliate" shall have the meaning ascribed thereto in Rule 405 of the Securities Act.

            (b) Each contract, agreement, plan or arrangement between the Company or any Subsidiary on the one hand, and any affiliate of the Company or any Subsidiary or affiliate thereof, on the other hand ("Affiliate Arrangements") is disclosed in the Disclosure Memorandum with specific reference to this Section or Section 3.18(a). Except as disclosed in the Disclosure Memorandum with specific reference to this Section or Section 3.18(a), each of the transactions described in Section 3.18(a) and each of the Affiliate Arrangement was entered into in the ordinary course of business and on commercially reasonable terms and conditions.

      3.19 Customers and Suppliers. Except as set forth in the Disclosure Memorandum with specific reference to this Section, as of the date hereof, no customer which individually accounted for more than 1% of the gross revenues of the Company and all its Subsidiaries during the 12 month period preceding the date hereof, and no supplier of the Company and all its Subsidiaries, has canceled or otherwise terminated, or made any written threat to the Company or any Subsidiary to cancel or otherwise terminate, its relationship with the Company or any Subsidiary, or has at any time on or after July 3, 1998 decreased materially its services or supplies to the Company and all its Subsidiaries in the case of any such supplier, or its usage of the services or products of the Company and all its Subsidiaries in the case of any such customer, and to the knowledge of the Company no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or any Subsidiary or to decrease materially its services or supplies to the Company and all its Subsidiaries or its usage of the services or products of the Company and all its Subsidiaries, as the case may be. From and after the date hereof, no customer which individually accounted for more than 5% of the gross revenues of the Company and all its Subsidiaries during the 12 month period preceding the Closing Date, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with the Company and all Subsidiaries, and no such customer intends to cancel or otherwise terminate its relationship with the Company and all its Subsidiaries or to decrease materially its usage of the services or products of the Company and all its Subsidiaries. Neither the Company nor any Subsidiary has breached, so as to provide a benefit to the Company or any Subsidiary that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company or any Subsidiary. The Disclosure Memorandum with specific reference to this Section, sets forth the dates of each audit conducted since January 1, 1995 by each material supplier of the Company and its Subsidiaries and summaries of the results of such audits.

      3.20 Absence of Questionable Payments. To the Company's knowledge, neither the Company nor any Subsidiary or any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary has used, or authorized the use of, any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. To the Company's knowledge, the directors, employees and independent commission agents of the Company and its Subsidiaries are in compliance with ethical standards and other trading practices mandated by applicable laws and contractual arrangements and have not made payments to any third parties other than in the ordinary course of business pursuant to contracts.

      3.21 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any Subsidiary for inclusion or incorporation by reference in (i) the proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date first mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of circumstances under which they are made, not misleading and (ii) the Proxy Statement or any amendment thereof or supplement thereto will, at the time of the meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meetings of stockholders. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      3.22 Opinion of Financial Advisor. The Company has received the opinion of Jefferies & Company, Inc., dated as of September 29, 1998, to the effect that, as of such date, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Merger is fair to such stockholders, a copy of which opinion has been delivered to Parent.

      3.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

      3.24 Company Not an Interested Shareholder or a 30% Shareholder. As of the date hereof, neither the Company nor any Subsidiary or any of their respective affiliates is an "interested shareholder" of Parent as such term is defined in
Section 912 of the New York Business Corporation Law or a "30% Shareholder" of Parent as such term is defined in Article TENTH of Parents' Restated Certificate of Incorporation.

      3.25 Section 203 of the DGCL Not Applicable. The provisions of Section 203 of the DGCL will not, prior to the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby.

      3.26 Disclosure. No representation or warranty by the Company in this Agreement, including the Disclosure Memorandum, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Company and its Subsidiaries taken as a whole which could have a material adverse effect on the financial condition, results of operations, prospects or business of the Company and its Subsidiaries taken as a whole, which has not been set forth in the Company SEC Documents or in this Agreement, including the Disclosure Memorandum.

      3.27 The Company's Knowledge. The term "the Company's knowledge" or words of similar import shall mean the actual knowledge after due inquiry of any of the Company's directors and officers.

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

            Parent and Sub represent and warrant to the Company as follows:

      4.1 Organization and Authority. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and, is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned, leased or operated by it requires it to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a material adverse effect on Parent and its Subsidiaries taken as a whole (a "Parent Material Adverse Effect"). Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

            (b) Each of Parent and Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by Parent in its capacity as the sole stockholder of Sub; and no other corporate proceedings on the part of the either Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and (assuming due execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of each of Parent and Sub, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy.

      4.2 No Violation; Consents and Approvals. Neither Parent, Sub nor any of their respective properties or assets, is subject to or bound by any provision of:

                  (a) to Parent's knowledge, any law, statute, rule, regulation, ordinance or judicial or administrative decision;

                  (b) any articles or certificate of incorporation or by-laws;

                  (c) any (i) credit or loan agreement, mortgage, deed of trust, note, bond, indenture, license, concession, franchise, permit, trust, custodianship, other restriction, or (ii) instrument, lease, obligation, contract or agreement; or

                  (d) any judgment, order, writ, injunction or decree;

that would impair, prohibit or prevent, or would be violated or breached by, or under which there would be a material default (with or without notice or lapse of time, or both) as a result of, the execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby, except where such event or occurrence is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Other than (i) the filing of the Certificate of Merger as provided in Section 1.1, (ii) the filing with the SEC and Nasdaq of the Proxy Statement, (iii) such consents, orders, approvals, authorizations, registrations, declarations and filings as may be required under the Investment Canada Act, the Competition Act (Canada), applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the HSR Act and (v) such local consents, orders, approvals, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect on and that would not impair, prohibit or prevent the consummation of the transactions contemplated hereby, no consent, order, approval or authorization of, or declaration, notice, registration or filing with, any Person is required by or with respect to the execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby.

      4.3 SEC Reports and Financial Statements of Parent. Parent has filed with the SEC, and has heretofore provided to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1993 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to customary year-end audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows.

      4.4 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference from documents filed by Parent or any of its Subsidiaries with the SEC in (i) the Proxy Statement will, at the date first mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of circumstances under which they are made, not misleading and (ii) the Proxy Statement or any amendment thereof or supplement thereto will, at the time of the meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meetings of stockholders. All such documents filed by Parent or Sub with the SEC under the Exchange Act will comply as to form in all material respect with the requirements of the Exchange Act.

      4.5 Litigation. There is no (i) outstanding consent, order, judgment, writ, injunction, award or decree of any Governmental Entity or arbitration tribunal against or involving Parent or

Sub or any of their respective properties or assets, (ii) action, suit, claim, counterclaim, litigation, arbitration, dispute or proceeding pending or, to Parent's knowledge, threatened against or involving Parent or Sub or any of their respective properties or assets or (iii) to Parent's knowledge, investigation or audit pending or threatened against or relating to Parent or Sub or any of their respective properties or assets or any of their respective officers or directors (in their capacities as such) (collectively, "Parent Proceedings") which is, individually or in the aggregate, reasonably likely to impair, prohibit or prevent the consummation of the transactions contemplated hereby. To Parent's knowledge, there are no existing facts or circumstances which could form a basis for any Parent Proceeding which, if commenced, would be reasonably likely to impair, prohibit or prevent the consummation of the transactions contemplated hereby.

      4.6 Parent's Knowledge. The term "Parent's knowledge" or words of similar import shall mean the actual knowledge after due inquiry of any of Parent's directors and executive officers.

                                   ARTICLE 5

                        CERTAIN COVENANTS AND AGREEMENTS
                            OF THE COMPANY AND PARENT

      5.1 Conduct of the Company's Business Prior to the Closing Date. The Company agrees as to itself and its Subsidiaries that, between the date hereof and the Closing Date:

                  (a) Except as contemplated by this Agreement, as disclosed in the Disclosure Memorandum with specific reference to this Section or Section
3.14 or as permitted by the prior written consent of Parent, the Company and its Subsidiaries shall operate their respective businesses only in the usual, regular and ordinary course consistent with prior practice, and the Company and its Subsidiaries shall not:

            (i) take any action of the nature referred to in Section 3.14, except as expressly permitted therein;

            (ii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their respective capital stock (except pursuant to, and in accordance with the terms of, the options outstanding on the date hereof created pursuant to the Company Option Plan, the Indenture and the Simmonds Warrant) or any Voting Debt, or any securities convertible into or exchangeable for, or any rights, warrants, calls, subscriptions or options to acquire, any shares of their respective capital stock or any Voting Debt;

            (iii) increase, decrease or modify, or authorize or propose the increase, decrease or modification of, the authorized capital of the Company or the number of issued and outstanding shares of Company Common Stock except such increases, decreases or modifications as may occur upon the issuance of capital stock of the Company pursuant to the exercise of options or warrants, or the conversion of securities or instruments convertible into the capital stock of the Company, which options, warrants and convertible securities or instruments are outstanding as of the date hereof;

            (iv) modify or amend, or authorize or propose to modify or amend, the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or similar organizational documents;

            (v) except as required by law, create or enter into an agreement or benefit plan which, if existing as of the date hereof would constitute a Benefit Plan, or modify an existing Benefit Plan;

            (vi) maintain or provide, or agree to maintain or provide, benefits under any life, medical or health plan for retirees or other terminated employees of the Company other than benefit continuation rights under COBRA;

            (vii) take or permit any affiliate thereof to take any action that would or is reasonably likely to result in any of the Company's representations and warranties set forth in this Agreement not to be true as of the date made (to the extent so limited) or in any of the conditions to the Merger set forth in Article 6 not being satisfied;

            (viii) modify, change, increase or decrease the Company's equity interest or investment in any of the Company's Subsidiaries other than intercompany transfers in the ordinary course as part of the Company's cash management arrangements;

            (ix) except as required by law, negotiate or enter into any collective bargaining agreement; or

            (x) enter into any agreement or contract with any Affiliate of the Company or any of its Subsidiaries or modify or amend, or authorize or propose to modify or amend, any existing agreement or contract with any Affiliate of the Company of its Subsidiaries.

                  (b) The Company shall preserve the business organization of the Company and its Subsidiaries intact and shall use its best efforts to keep available to Parent the services of the present officers and employees of the Company and its Subsidiaries and to preserve for Parent the good will of the Company's suppliers, customers, and others having business relations with the Company; provided, that the Company shall not be required to incur any additional expenses with regard to such officers and employees, except for such expenses that are mutually agreed upon by the parties. Except with the prior written consent of Parent (not to be unreasonably withheld), the Company shall not terminate or cause to be terminated any distribution agreement to which it is a party.

                  (c) The Company and its Subsidiaries shall maintain in force the insurance policies referred to in Section 3.17 or insurance policies providing the same or substantially similar coverage; provided, however, that the Company will notify Parent prior to the expiration of any of such insurance policies.

                  (d) The Company shall use its best efforts to pursue its rights with respect to the matters listed in the Disclosure Memorandum with respect to Section 3.14(h) and the Proceedings contemplated by Section 3.15.

                  (e) Except as contemplated by this Agreement or permitted by the prior written consent of Parent, no plan, fund, or arrangement referred to in Section 3.11, or any option or award agreement thereunder, has been or will be:

            (i)         terminated by the Company or any Subsidiary;

            (ii) amended (except as expressly required by law) in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder; or

            (iii) amended in any manner which would materially increase the cost to Parent of maintaining such plan, fund, or arrangement.

      5.2 Conduct of Business of Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Sub to (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger, (c) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

      5.3 Preparation of the Proxy Statement. The Company shall promptly prepare and file with the SEC the Proxy Statement and shall use its best efforts to (i) have the Proxy Statement cleared by the SEC and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company at the earliest practicable date. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders' Meeting at the earliest practicable time.

      5.4 Legal Conditions to Merger. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filing with any Governmental Entity) and will promptly cooperate with each other and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to (a) obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and (b) provide such other information and communications to such Governmental Entities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

      5.5 Stockholder's Meeting. The Company shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the adoption of this Agreement. The Company will, through its Board of Directors, unanimously recommend to its stockholders adoption of this Agreement and will solicit proxies in favor of the adoption of this Agreement, and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required to effect the Merger; provided, however, that the Board of Directors of the Company shall not be obligated to recommend approval of this Agreement to its stockholders if such Board of Directors, acting with the advice of its counsel and financial advisors, determines that such recommendation would not be consistent with its fiduciary obligations imposed by applicable law. In the event that the Company Stockholders' Approval is not obtained on the date on which the Company Stockholders' Meeting is initially convened, the Board of Directors of the Company agrees to adjourn such Company Stockholders' Meeting at least twice for the purpose of obtaining the Company Stockholders' Approval and to use its best efforts during any such adjournments to obtain the Company Stockholders' Approval.

      5.6 Fees and Expenses. (a) Except as set forth in Section 5.6(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Proxy Statement, registration and filing fees incurred in connection with the Proxy Statement, and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger shall be shared equally by Parent and the Company.

            (b) In the event that (i) either Parent or the Company shall terminate this Agreement pursuant to Section 7.1(e), (ii) either Parent or the Company shall terminate this

Agreement pursuant to Section 7.1(f)(ii) and, prior to the time of the meeting of the Company's stockholders, there shall have been (A) a Trigger Event with respect to the Company or (B) a Takeover Proposal (as defined in Section 5.12) with respect to the Company which at the time of the meeting of the Company's stockholders shall not have been (x) rejected by the Company and (y) withdrawn by the third party, or (iii) Parent shall terminate this Agreement pursuant to
Section 7.1(c), due in whole or in part to any failure by the Company to use its best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date or any failure by the Company's affiliates to take any actions required to be taken hereby, and prior thereto there shall have been (A) a Trigger Event with respect to the Company or (B) a Takeover Proposal with respect to the Company which shall not have been (x) rejected by the Company and
(y) withdrawn by the third party, then in each case, the Company shall reimburse Parent for costs and expenses incurred by Parent in the amount of $1,500,000, without any requirement that Parent account for actual costs or expenses, and, in addition, the Company shall promptly pay to Parent the sum of $5,500,000. In the event that Parent or the Company shall terminate this Agreement pursuant to
Section 7.1(c) or (d), as applicable, due to a willful breach of this Agreement by the non-terminating party, the non-terminating party shall reimburse the terminating party for actual expenses incurred within a reasonable time after presentment by the terminating party to the non-terminating party of documentary evidence that such expenses were incurred and paid; provided, however, that notwithstanding such reimbursement, the terminating party may seek such additional remedies for damages against the non-terminating party with respect to such willful breach as are available at law or in equity. As used herein, a "Trigger Event" shall occur if any Person (A) acquires securities representing 10% or more of the voting power of the Company (provided that if any Person beneficially owns 10% or more of the voting power of the Company on the date hereof, a Trigger Event shall occur if such Person acquires additional securities representing 1% or more of all voting power of the Company), or (B) commences a tender or exchange offer following the successful consummation of which the offeror and its affiliates would beneficially own securities representing 25% or more of the voting power of the Company; provided, however, that a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 10% or more (or 10% owner acquiring 1% or more) of the Company if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving the Company, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of the Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of the Company, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company or (iv) otherwise acting, alone or in concert with others, to seek control of the Company or to seek to control or influence the management or policies of the Company.

      5.7 Broker's and Finder's Fees. Each of Parent, Sub and the Company represents, as to itself, its Subsidiaries, and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Jefferies & Co., Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to Parent on or prior to the date of this Agreement).

      5.8 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

      5.9 Access to Information and Confidentiality. The Company agrees that Parent and Sub may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of the Company as will permit Parent and Sub to evaluate their interest in the transactions contemplated by this Agreement. Each parties' obligations under that certain confidentiality agreement, dated as of April 29, 1998 (the "Confidentiality Agreement"), which are hereby adopted, and incorporated by reference herein, shall apply to all confidential information furnished to it by the other party pursuant to this Agreement. No later than the Closing, the Company will cause all books and records of the Company (including those relating to Taxes) to be physically located at one of the offices of the Company.

      5.10 Indemnification. (a) Each of the Constituent Corporations shall, and from and after the Effective Time Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of such Constituent Corporation (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of such Constituent Corporation, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent such corporation is permitted under the DGCL or the Business Corporation Law of the State of New York, its Certificate of Incorporation or Bylaws, in each case as in effect on the date hereof, to indemnify its own directors and officers, as the case may be (and each of the Constituent Corporations, Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and such Constituent Corporation (or them, Parent and the Surviving Corporation after the Effective
Time); (ii) such Constituent Corporation (or after the Effective Time, Parent and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) such Constituent Corporation (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither such Constituent Corporation nor Parent or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Constituent Corporation (or after the Effective Time, Parent or the Surviving Corporation) (but the failure so to notify a party shall not relieve such party from any liability which it may have under this Section 5.10 except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case they may retain such number of law firms as is necessary to address such conflict.

            (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of substantially the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events that occurred before the Effective Time.

            (c) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      5.11 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and, to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of the Company described in Section 5.5, and to satisfy the conditions to Closing set forth in
Article VI including cooperation fully with the other party, including by provision of information and making all necessary filings in connection with, among other things, any approvals required from Governmental Entities. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

      5.12 No Solicitation. The Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined), or (b) agree to or endorse any Takeover Proposal.

Notwithstanding the immediately preceding sentence, if the Company shall not have breached the covenant provided by clause (a) of the immediately preceding sentence and a Takeover Proposal, or a written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall occur, then, upon the good faith determination of the Board of Directors of the Company, acting upon the advice of its legal and financial advisors, that the Takeover Proposal is a better offer than the transactions contemplated by this Agreement and consistent with the fiduciary obligations under applicable law of the Company's Board of Directors, the Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information (including non-public information, but only pursuant to a confidentiality agreement in customary form, including customary standstill provisions) and take such other actions as are consistent with the fiduciary obligations of the Company's Board of Directors, and such actions shall not be considered a breach of this Section 5.12 or any other provision of this Agreement; provided, however, that the Company shall not, and shall not permit any of its officers, directors, employees or other representatives to, agree to or endorse any Takeover Proposal unless the Company shall have terminated this Agreement pursuant to Section 7.1(e) and paid to Parent all amounts payable to Parent pursuant to Section 5.6(b). The Company shall promptly advise Parent orally and in writing of any inquiries or Takeover Proposals and keep Parent informed of the status and material information with respect to such inquiries or Takeover Proposals. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or the Company Common Stock and made by a Person other than Parent or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company other than the transactions contemplated by this Agreement.

      5.13 Advice of Changes; Government Filings. The Company shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent of any change or event having, or which, insofar as can reasonably be foreseen, could result in a Company Material Adverse Effect. Each party shall promptly provide the other (or its counsel) copies of all filings made by such party with any state or Federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby and thereby.

      5.14 Press Releases. Prior to the Effective Time, the Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 5.14 or any other provision of this Agreement shall be deemed to prohibit any party from making any disclosure which its legal counsel deems necessary or advisable in order to satisfy such disclosure obligations under applicable laws or regulations.

      5.15 Company Option Plans. (a) At the Effective Time, each unexpired and unexercised option to purchase shares of Company Common Stock (each a "Company Option") under the Company Option Plan shall be deemed to be automatically converted into an option to purchase the number of shares of Parent Common Stock (a "Parent Option") equal to the number of shares of Company Common Stock that could have been purchased under such Company Option multiplied by a fraction, the numerator of which is $10.50 and the denominator of which is the average of the closing prices per share on the New York Stock Exchange of Parent Common Stock for the ten trading days immediately preceding the Closing Date (with the resulting number of shares rounded down to the nearest whole share) (the "Option Conversion Ratio"), at a price per share of Parent Common Stock equal to the exercise price of such Company Option divided by the Option Conversion Ratio and the result thereof rounded up to the nearest whole cent; provided, however, that, in case any Company Option intended to qualify as an incentive stock option under Section 422 of the Code (or a predecessor thereto) is deemed converted into a Parent Option as provided above, the option price, the number of shares of Parent common stock that may be purchased pursuant to such Parent Option and the terms and conditions of such Parent Option shall be determined in order to comply with Section 424(a) of the Code. Such Parent Option shall otherwise be subject to the same terms and conditions as the Company Option. The date of grant of the substituted Parent Option shall be the date on which the corresponding Company Option was granted. The Board of Directors of the Company shall take such actions as are necessary or advisable to effect the transactions contemplated by this Section 5.15.

            (b) At the Effective Time, Parent shall (i) assume all of the Company's obligations with respect to Company Options as contemplated by Section 5.15(a) above, (ii) reserve for issuance the number of shares of Parent Common Stock that will become subject to Parent Options pursuant to this Section 5.15,
(iii) from and after the Effective Time, upon exercise of the Parent Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby, and (iv) as soon as practicable after the Effective Time, issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent.

            (c) The Company Stock Appreciation Rights Plan shall be terminated effective as of the Effective Time and the Company shall not grant any rights under said plan prior to its termination.

            (d) As promptly as practicable after the Effective Time, Parent shall file a registration statement covering the shares of Parent Common Stock that may be issued upon the exercise of Company Options (converted to Parent Options pursuant to this Section 5.15) and shall use its best efforts to cause the offer and sale of such shares to be registered under the Securities Act, and to maintain such registration in effect until the exercise or termination of the Company Options. Parent shall also use its best efforts to cause such shares of Parent Common Stock to be authorized for listing on the NYSE and shall make all necessary blue sky law filings in connection therewith.

      5.16 Notice and Cure. Each of Parent and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

      5.17 Canadian Subsidiary. Immediately prior to and conditioned upon the Closing, the Company shall sell all of the issued and outstanding shares of Richey Electronics Limited, the Company's Canadian subsidiary, to Parent or a Subsidiary of Parent designated by Parent for a purchase price of US$730,001.

      5.18 Observance of Operations of the Business. From the date hereof until the Closing Date, Parent may, at its election, without unduly interfering with the management or operations of the Company, have a reasonable number of representatives at the facilities of the Company and its Subsidiaries to observe and consult with representatives of the Company and its Subsidiaries with respect to the management of the operations of the Company. Notwithstanding anything in this Agreement to the contrary, all rights of Parent or its representatives to access to or inspection of such business operations of the Company or to obtain information with respect to the Company pursuant to Sections 5.1, 5.9 and 5.18 shall be effected solely through the representatives of the Company set forth on the Disclosure Memorandum with specific reference to this Section and shall be subject to the right of a representative of the Company to accompany Parent or its representative in connection therewith.

      5.19 Certain Company Employees. The Company shall provide notice of the non-renewal of the employment agreements listed on the Disclosure Memorandum with specific reference to this Section in accordance with the terms of such agreements, in each case prior to the date after which such agreement will be extended or renewed in accordance with its terms.

      5.20 Company Bank Debt. Parent agrees to cause the repayment at the Closing of the outstanding indebtedness under the Loan Agreement, dated as of December 20, 1995 among the Company, the banks named therein and First Interstate Bank of California, as Agent, as amended.

      5.21 Employee Matters. Each employee benefit plan, program, policy or arrangement provided as of the Closing by Parent to employees of the Company who are employed by the Surviving Corporation (the "Continuing Employees") shall give full credit, to the extent credited under a comparable Benefit Plan, for each Continuing Employee's period of service (as recognized by the Company as of the Closing) prior to the Closing Date for purposes of determining eligibility and vesting of benefits (but not for benefit accrual purposes). Each employee welfare benefit plan provided by Parent to the Continuing Employees from and after the Closing Date shall (i) give full credit for deductibles and out-of-pocket expenses under the Benefit Plans with respect to the current plan year toward any deductibles for the remainder of the plan year during which the Closing occurs, and (ii) shall waive any pre-existing condition limitation for any such Continuing Employee to the extent that such limitation would not apply to such Continuing Employee under the applicable Benefit Plan; provided, however, that if a Continuing Employee's pre-existing condition is a condition which is not currently covered under Parent's group health plan, such exclusion of condition shall not be waived and Parent shall have no obligation or liability therefor except as required by law.

                                    ARTICLE 6

                              CONDITIONS PRECEDENT

      6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote on the Merger.

            (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a material adverse effect on the Surviving Corporation, including, without limitation, such approvals, waivers and consents as may be required under the Securities Act and the HSR Act, shall have been filed, occurred or been obtained.

            (c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction"), and no law, statute, rule, regulation, ordinance or judicial or administrative decision, preventing the consummation of the Merger shall be in effect.

            (d) No Governmental Actions. No investigation by any Governmental Entity shall have been commenced, and no action, suit or proceeding by any Governmental Entity shall have been threatened, against Parent, Sub, the Company or any Subsidiary thereof or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

            (e) Indenture. The Surviving Corporation and Parent shall have entered into such supplemental indentures as are required under the Indenture as a result of the Merger.

      6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Parent and Sub:

            (a) Representations and Warranties; Performance of Obligations. Except as otherwise contemplated or permitted by this Agreement, (i) the representations and warranties of the Company contained in this Agreement or in any certificate or document delivered to Parent pursuant hereto shall as of the Closing Date, (x) to the extent qualified by Company Material Adverse Effect, be true in all respects and (y) to the extent not qualified by Company Material Adverse Effect, be true in all respects; provided, however, that for purposes of clause (y) of this paragraph, such representations and warranties, with respect to the period of time between the date of this Agreement and the Closing Date, shall be deemed to be true in all respects for such period unless failure or failures of such representations and warranties to be true in all respects, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, would have a Company Material Adverse Effect, except for those representations and warranties contained in (1) Section 3.1(b) and (2) the third sentence of
Section 3.4 up to, but not including, clause (ii) of such sentence, which representations and warranties shall be true in all respects, and (ii) the Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date, and Parent shall have been furnished with a certificate of an appropriate officer of the Company, dated the Closing Date, certifying to the effect of clauses (i) and (ii) hereof.

            (b) No Actions. No action, suit or proceeding before any court or governmental or regulatory authority shall be pending (other than those referred to in Section 6.1(d)), against Parent, Sub, the Company, any Subsidiary thereof or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

            (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person (other than the Governmental Entities referred to in Section 6.1(b) and of the Company's suppliers under franchise agreements) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or the Company's Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those disclosed in the Disclosure Memorandum with specific reference to this Section and those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Company Material Adverse Effect or impair, prohibit or prevent the consummation of the transactions contemplated hereby.

            (d) Lending Moratorium. There shall be no moratorium or other limitation on commercial bank lending declared by any Federal or New York State regulatory authority or other circumstances or state of facts constituting a disruption in the financial markets causing banks and other financial institutions generally not to extend credit.

            (e) Material Adverse Change. Since the date hereof, there shall not have been any events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

            (f) No Amendments to Resolutions. Neither the Board of Directors of the Company nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors on September 29, 1998 (accurate and complete copies of which have been provided to Parent) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

            (g) Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed 10% of the total number of shares of Company Common Stock outstanding on the Closing Date.

      6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to satisfaction of the following conditions, unless waived by the Company:

            (a) Representations and Warranties; Performance of Obligations. Except as otherwise contemplated or permitted by this Agreement, (i) the representations and warranties of Parent and Sub contained in this Agreement or in any certificate or document delivered to the Company pursuant hereto shall as of the Closing Date, (x) to the extent qualified by Parent Material Adverse Effect, be true in all respects and (y) to the extent not qualified by Parent Material Adverse Effect, be true in all respects; provided, however, that for purposes of clause (y) of this paragraph, such representations and warranties, with respect to the period of time between the date of this Agreement and the Closing Date, shall be deemed to be true in all respects for such period unless failure or failures of such representations and warranties to be true in all respects, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, would have a Parent Material Adverse Effect, and (ii) Parent and Sub shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, and the Company shall have been furnished a certificate of an appropriate officer of Parent, dated the Closing Date, certifying to the effect of clauses (i) and (ii) hereof.

            (b) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, prohibit or prevent the consummation of the transactions contemplated hereby.

            (c) No Amendments to Resolutions. Neither the Board of Directors of Parent nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors on September 27, 1998 (accurate and complete copies of which have been provided to the Company) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

                                   ARTICLE 7

                            TERMINATION AND AMENDMENT

      7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Sub, this Agreement may be terminated:

                  (a) by mutual consent of Parent and the Company;

                  (b) by either Parent or the Company, if, without fault of the terminating party, the Closing shall not have occurred on or before February 15, 1999 (or such later date as may be agreed upon in writing by the parties hereto);

                  (c) by Parent, if the Company shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived and the Company shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date; provided, however, that Parent shall not have the right to so terminate this Agreement if such breach, if it existed as of the Closing Date, would not result in the Company's failure to satisfy the conditions set forth in Section 6.2(a);

                  (d) by the Company, if Parent or Sub shall breach any of their respective representations, warranties or obligations hereunder and such breach shall not have been cured or waived and Parent shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date;

                  (e) by either Parent or the Company if a Takeover Proposal shall have occurred and the Board of Directors of the Company in connection therewith, after consultation with its legal counsel, withdraws or modifies its approval and recommendation of this Agreement and the transactions contemplated hereby after determining that to cause the Company to proceed with the transactions contemplated hereby would not be consistent with the Board of Directors' fiduciary duty to the stockholders of the Company; or

                  (f) by either Parent or the Company (i) if any permanent Injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

      7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors except
(i) with respect to Section 5.6, 5.7, and 5.9, (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement except as provided in Section 8.7 and (iii) this Section 7.2 shall survive such termination.

      7.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action duly taken, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

      7.4 Amendment and Modification. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of the Agreement by the stockholders of Parent or the Company, but after any such adoption, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                   ARTICLE 8

                               GENERAL PROVISIONS

      8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Section 2.1, 2.2, 5.10, 5.15 and the last sentence of Section 7.4 and Article 8.

      8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery, overnight courier, certified or registered mail, return receipt requested, or facsimile transmission with confirmation of receipt:

            (i)   If to the Company, to:

                  Richey Electronics, Inc.
                  7441 Lincoln Way, Suite 100
                  Garden Grove, California  92642

                  Facsimile: (714) 897-7887
                  Telephone: (714) 898-8288
                  Attention: Richard N. Berger

            (with a copy to)

                  Dewey Ballantine LLP
                  333 South Hope Street
                  Los Angeles, California  90071-1406

                  Facsimile: (213) 625-0562
                  Telephone: (213) 626-3399
                  Attention: Alan M. Albright, Esq.

            (ii)  If to Parent, to:

                  Arrow Electronics, Inc.
                  25 Hub Drive
                  Melville, New York 11747

                  Facsimile: (516) 391-1683
                  Telephone: (516) 391-1830
                  Attention: Robert E. Klatell

            (with a copy to)

                  Milbank, Tweed, Hadley & McCloy
                  One Chase Manhattan Plaza
                  New York, New York 10005

                  Facsimile: (212) 530-5219
                  Telephone: (212) 530-5000
                  Attention: Howard S. Kelberg, Esq.

Such names and addresses may be changed by written notice to each person listed above.

      8.3 Governing Law. Except to the extent that the DGCL is mandatorily applicable to the Merger and the rights of the stockholders of the Constituent Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of law principles thereof.

      8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

      8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      8.6 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.
(a) This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and (b) except as otherwise contemplated by Sections 2.1, 2.2 and 5.10 (which covenants shall be enforceable by the persons affected thereby following the Effective Time), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

            (b) The Company Disclosure Letter, the Parent Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      8.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof as a result of such holding or order.

      8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so be broad as is enforceable.

      8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      8.10 Headings. The Headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

      8.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                       ARROW ELECTRONICS, INC.

                                       By:

                                       /s/ Robert E. Klatell
                                       -----------------------------------
                                       Name: Robert E. Klatell
                                       Title: Executive Vice President



                                       LEAR ACQUISITION CORP.

                                       By:

                                       /s/ Robert E. Klatell
                                       -----------------------------------
                                       Name: Robert E. Klatell
                                       Title: President



                                       RICHEY ELECTRONICS, INC.

                                       By:

                                       /s/ Richard N. Berger
                                       -----------------------------------
                                       Name: Richard N. Berger
                                       Title: Vice President

                                                                       EXHIBIT A


                                     PROXIES

Thomas W. Blumenthal
William C. Cacciatore
Edward L. Gelbach
Greg A. Rosenbaum
Norbert W. St. John
Donald I. Zimmerman